Exhibit 99.1
Fluence Energy, Inc. Reports Second Quarter 2025 Results; Lowers Full Year 2025 Guidance, Citing Decisions to Pause Certain U.S. Projects Due to Tariff Uncertainty
ARLINGTON, Va., May 7, 2025 (GLOBE NEWSWIRE) – Fluence Energy, Inc. (Nasdaq: FLNC) (“Fluence” or the “Company”), a global market leader delivering intelligent energy storage, operational services, and asset optimization software, today announced its results for the three and six months ended March 31, 2025.
Financial Highlights for Fiscal Quarter ended March 31, 2025
•Revenue of approximately $431.6 million, which represents a decrease of approximately 31% from the same quarter last year, primarily driven by the pronounced backend nature of expected revenue for full year 2025 compared to the revenue distribution seen in full year 2024.
•GAAP gross profit margin was approximately 9.9%, compared to approximately 10.3% for the same quarter last year.
•Adjusted gross profit margin1 was approximately 10.4%, compared to approximately 10.6% for the same quarter last year.
•Net loss of approximately $41.9 million, increased from net loss of approximately $12.9 million for the same quarter last year.
•Adjusted EBITDA1 of approximately negative $30.4 million, compared to approximately negative $6.1 million for the same quarter last year.
•Quarterly order intake of $200.0 million, bringing backlog2 to approximately $4.9 billion as of March 31, 2025.
•In April, the Company was awarded its first contract for the new SmartstackTM product, which we currently expect to deliver in fiscal 2026.
Financial Position
•Total Cash3 of approximately $610.0 million as of March 31, 2025, representing an increase of approximately $91.3 million from September 30, 2024.
Fiscal Year 2025 Outlook
The Company is revising its fiscal year 2025 guidance to reflect the currently-anticipated impact of ongoing economic uncertainty in the U.S. market, caused particularly by tariff policy that led to what the Company expects is a temporary deceleration in its U.S. customer contracting activity. Total fiscal year 2025 revenue is now expected to be in the range of $2.6 billion to $2.8 billion (midpoint $2.7 billion), down from the previous range of $3.1 billion to $3.7 billion (midpoint $3.4 billion). This $700 million reduction at the midpoint is primarily attributable to mutual decisions made during the second quarter by the Company and its customers to pause U.S. projects under existing contracts, and to defer entry into pending contracts until there exists better visibility and certainty on the tariff environment. Importantly, the updated revenue midpoint is approximately 95% covered by the current backlog and fiscal year-to-date revenue.
The Company is also lowering its fiscal year 2025 Adjusted EBITDA guidance1 to a range of $0 to $20 million (midpoint $10 million), from the prior range of $70 million to $100 million (midpoint $85 million). This reduction is primarily driven by the
1 Non-GAAP Financial Metric. See the section titled “Non-GAAP Financial Measures” for more information regarding the Company's use of non-GAAP financial measures, as well as a reconciliation to the most directly comparable financial measure stated in accordance with GAAP. The Company is not able to provide a corresponding GAAP equivalent or reconciliation for its Adjusted EBITDA guidance without unreasonable effort.
2 Backlog represents the unrecognized revenue value of our contractual commitments, which include deferred revenue and amounts that will be billed and recognized as revenue in future periods. The Company’s backlog may vary significantly each reporting period based on the timing of major new contractual commitments and the backlog may fluctuate with currency movements. In addition, under certain circumstances, the Company’s customers have the right to terminate contracts or defer the timing of its services and their payments to the Company. There is no guarantee that our backlog will result in actual revenue in the originally anticipated period or at all.
3 Total Cash includes Cash and cash equivalents + Restricted Cash.

anticipated impact on Adjusted EBITDA from the $700 million reduced revenue outlook as well as an approximate $20 million anticipated incremental impact from the recently enacted U.S. tariffs, partially offset by approximately $25 million of anticipated benefits from the Company's proactive operational efficiency improvement initiatives.
Fluence is reaffirming its fiscal year 2025 annual recurring revenue (“ARR”) guidance of approximately $145 million.
"The evolving trade and tariff landscape has created significant uncertainty in the U.S. market, which has led us to agree with our customers during the second quarter to pause certain contracts both under execution and those we expected to sign until we have better visibility. As a result, our order intake for the quarter was below initial expectations, reflecting this dynamic. Over time, we expect our domestically sourced solutions to benefit from higher tariff levels," said Julian Nebreda, Fluence's Chief Executive Officer. "We remain confident in the long-term growth trajectory of the energy storage industry, and believe that we are well positioned to deliver value to our customers through our rapid innovation strategy, differentiated supply chain, and product development, which are reflected in our market-leading U.S. domestic content offering and our SmartstackTM product."
"Our laser-focused approach yielded double-digit adjusted gross profit margin for the quarter and approximately $1 billion in liquidity, in line with our expectations," said Ahmed Pasha, Fluence's Chief Financial Officer. "We are navigating this challenging environment from a position of financial strength, and we are concentrating on what we can control: maintaining robust liquidity, managing our operating costs, and collaborating with our customers to create long-term value for our shareholders.”
The foregoing Fiscal Year 2025 Outlook statements represent management's current best estimate as of the date of this release. Actual results may differ materially depending on a number of factors. Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release. Management does not assume any obligation to update these estimates.
Share Count
The outstanding shares of the Company’s common stock as of March 31, 2025 are presented below:

Common Stock
Class B-1 common stock held by AES Grid Stability, LLC	51,499,195
Class A common stock held by Siemens AG	39,738,064
Class A common stock held by SPT Invest Management, Sarl	11,761,131
Class A common stock held by Qatar Holding LLC	14,668,275
Class A common stock held by public	64,284,391
Total Class A and Class B-1 common stock outstanding	181,951,056
Conference Call Information
The Company will conduct a teleconference starting at 8:30 a.m. EDT on Thursday, May 8, 2025, to discuss the second fiscal quarter results. To participate, analysts are required to register by clicking Fluence Energy Q2 Earnings Call Registration Link. Once registered, analysts will be issued a unique PIN number and dial-in number. Analysts are encouraged to register at least 15 minutes before the scheduled start time.
General audience participants, and non-analysts are encouraged to join the teleconference in a listen-only mode at: Fluence Energy Listen - Only Webcast, or on www.fluenceenergy.com by selecting Investors, News & Events, and Events & Presentations. Supplemental materials that may be referenced during the teleconference will be available at: www.fluenceenergy.com, by selecting Investors, News & Events, and Events & Presentations.
A replay of the conference call will be available after 1:00 p.m. EDT on Thursday, May 8, 2025. The replay will be available on the Company’s website at www.fluenceenergy.com by selecting Investors, News & Events, and Events & Presentations.

Non-GAAP Financial Measures
We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Profit Margin, and Free Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. These measures have limitations as analytical tools, including that other companies, including companies in our industry, may calculate these measures differently, reducing their usefulness as comparative measures.
Adjusted EBITDA is calculated from the consolidated statements of operations using net income (loss) adjusted for (i) interest income, net, (ii) income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, and (v) other non-recurring income or expenses. Adjusted EBITDA also includes amounts impacting net income related to estimated payments due to related parties pursuant to the Tax Receivable Agreement, dated October 27, 2021, by and among Fluence Energy, Inc., Fluence Energy, LLC, Siemens Industry, Inc. and AES Grid Stability, LLC (the “Tax Receivable Agreement”).
Adjusted Gross Profit is calculated using gross profit, adjusted to exclude (i) stock-based compensation expenses, (ii) amortization, and (iii) other non-recurring income or expenses. Adjusted Gross Profit Margin is calculated using Adjusted Gross Profit divided by total revenue.
Free Cash Flow is calculated from the consolidated statements of cash flows and is defined as net cash provided by (used in) operating activities, less purchase of property and equipment made in the period. We expect our Free Cash Flow to fluctuate in future periods as we invest in our business to support our plans for growth. Limitations on the use of Free Cash Flow include (i) it should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures (for example, cash is still required to satisfy other working capital needs, including short-term investment policy, restricted cash, and intangible assets); (ii) Free Cash Flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities; and (iii) this metric does not reflect our future contractual commitments.

Please refer to the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures included in tables contained at the end of this release.
The Company is not able to provide a quantitative reconciliation of full fiscal year 2025 Adjusted EBITDA to GAAP Net Income (Loss) on a forward-looking basis within this press release because of the uncertainty around certain items that may impact Adjusted EBITDA, including stock compensation and restructuring expenses, that are not within our control or cannot be predicted at this time without unreasonable effort.
About Fluence
Fluence Energy, Inc. (Nasdaq: FLNC) is a global market leader delivering intelligent energy storage and optimization software for renewables and storage. The Company's solutions and operational services are helping to create a more resilient grid and unlock the full potential of renewable portfolios. With gigawatts of projects successfully contracted, deployed, and under management across nearly 50 markets, the Company is transforming the way we power our world for a more sustainable future.
For more information, visit our website, or follow us on LinkedIn or X. To stay up to date on the latest industry insights, sign up for Fluence's Full Potential Blog.
Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release and statements that are made on our earnings call that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements set forth above under “Fiscal Year 2025 Outlook” and other statements regarding the Company's future financial and operational performance, the Company's business and innovation strategy, future market and industry growth and related opportunities for the Company, our ability to differentiate our product and optimize our cost structure, liquidity and access to capital and cash flows, expectations related to delivering on our customer obligations, demand for electricity and impact to energy storage, demand for the Company's energy storage solutions, services, and digital applications offerings, our total addressable market and our positioning to benefit from our domestic content offering and new product offerings, expectations relating to competitive pressures, expected impacts and benefits from the Inflation Reduction Act of 2022 and domestic content guidelines on us and on our customers, our domestic content strategy, potential or estimated impact of tariffs and uncertainty around U.S. and foreign trade policy on the Company, our suppliers, and our customers, regulatory and policy changes, new products and solutions and product innovation and impacts on the Company and our customers, relationships with new and existing customers and suppliers, anticipated impact from operational efficiency improvements, expectations relating to backlog, pipeline, order intake, and contracted backlog, the timing of future revenue recognition and estimated revenues, future capital expenditures and debt service obligations, expectations relating to working capital, and projected costs, beliefs, assumptions, prospects, plans and objectives of management. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “may,” “possible,” “will,” “should,” “seeks,” “expects,” “plans,” “anticipates,” “grows,” “could,” “intends,” “targets,” “projects,” “contemplates,” "commits", “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions and variations thereof and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments, as well as a number of assumptions concerning future events, and their potential effects on our business. These forward-looking statements are not guarantees of performance, and there can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, which include, but are not limited to, our relatively limited operating and revenue history as an independent entity and the nascent clean energy industry; anticipated increasing expenses in the future, and our ability to maintain prolonged profitability; fluctuations of our order intake and results of operations across fiscal periods; potential difficulties in maintaining manufacturing capacity and establishing expected mass manufacturing capacity in the future; risks relating to delays, disruptions, and quality control problems in our manufacturing operations; risks relating to quality and quantity of components provided by suppliers; risks relating to our status as a relatively low-volume purchaser as well as from supplier concentration and limited supplier capacity; risks relating to operating as a global company with a global supply chain; changes in the cost and availability of raw materials and underlying components; failure by manufacturers, vendors, and suppliers to use ethical business practices and comply with applicable laws and regulations; significant reduction in pricing or order volume or loss of one or more of our significant customers or their inability to perform under their contracts; risks relating to competition for our offerings and our ability to attract new customers and retain existing customers; ability to maintain and enhance our reputation and brand recognition; ability to effectively manage our recent and future growth and expansion of our business and operations; our growth depends in part on the success of our relationships with third parties; ability to attract and retain highly qualified personnel; risks associated with engineering and construction, utility interconnection, commissioning and installation of our energy storage solutions and products, cost overruns, and delays; risks relating to lengthy sales and installation cycle for our energy storage solutions; risks related to defects, errors, vulnerabilities and/or bugs in our products and technology; risks relating to estimation uncertainty related to our product warranties; fluctuations in currency exchange rates; risks related to our current and planned foreign operations; amounts included in our pipeline and contracted backlog may not result in actual revenue or translate into profits; risks related to acquisitions we have made or that we may pursue; events and incidents relating to storage, delivery, installation, operation, maintenance and shutdowns of our products; risks relating to our impacts to our customer relationships due to events and incidents during the project lifecycle of an energy storage solution; actual or threatened health epidemics, pandemics or similar public health threats; ability to obtain financial assurances for our projects; risks relating to whether renewable energy technologies are suitable for widespread adoption or if sufficient demand for our offerings do not develop or takes longer to develop than we anticipate; estimates on size of our total addressable market; barriers arising from current electric utility industry policies and regulations and any subsequent changes; risks relating to the cost of electricity available from alternative sources; macroeconomic uncertainty and market conditions; risk relating to interest rates or a reduction in the availability of tax equity or project debt capital in the global financial markets and corresponding effects on customers’ ability to finance energy storage systems and demand for our energy storage solutions; reduction, elimination, modification or expiration of government incentives or regulations regarding renewable energy and/or energy storage or determination of inapplicability of such government incentives or regulations; decline in public acceptance of renewable energy, or delay, prevent, or increase in the cost of customer projects; severe weather events; increased attention to ESG matters; restrictions set forth in our current credit agreement and future debt agreements; uncertain ability to raise additional capital to execute on business opportunities; ability to obtain, maintain and enforce proper protection for our intellectual property, including our technology; threat of lawsuits by third parties alleging intellectual property violations; adequate protection for our trademarks and trade names; ability to enforce our intellectual property rights; risks relating to our patent portfolio; ability to effectively protect data integrity of our technology infrastructure and other business systems; use of open-source software; failure to comply with third party license or technology agreements; inability to license rights to use technologies on reasonable terms; risks relating to compromises, interruptions, or shutdowns of our systems; changes in the global trade environment, including imposition of new tariffs, changes to existing tariffs, and related economic uncertainty; potential changes in tax laws or regulations; risks relating to environmental, health, and safety laws and potential obligations, liabilities and costs thereunder; failure to comply with data privacy and data security laws, regulations and industry standards; risks relating to potential future legal proceedings, regulatory disputes, and governmental inquiries; risks related to ownership of our Class A common stock; risks related to us being a “controlled company” within the meaning of the NASDAQ rules; risks relating to the terms of our amended and restated certificate of incorporation and amended and restated bylaws; risks relating to our relationship with our founders and continuing equity owners; risks relating to conflicts of interest by our officers and directors due to positions with continuing equity owners; risks related to short-seller activists; we depend on distributions from Fluence Energy, LLC to pay our taxes and expenses and Fluence Energy, LLC’s ability to make such distributions may be limited or restricted in certain scenarios; risks arising out of the Tax Receivable Agreement; unanticipated changes in effective tax rates or adverse outcomes resulting from examination of tax returns; risks relating to improper and ineffective internal control over reporting to comply with Sarbanes-Oxley Act; risks relating to changes in accounting principles or their applicability to us; risks relating to estimates or judgments relating to our critical accounting policies; and other factors set forth under Item 1A.“Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the Securities and Exchange Commission (“SEC”) on November 29, 2024 and in other filings we make with the SEC from time to time. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements made in this press release. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.
Analyst Contact
Lexington May, Vice President Finance & Investor Relations
+1 713-909-5629
Email: InvestorRelations@fluenceenergy.com
Media Contact
Shayla Ebsen, Director of Communication
+1 605-645-7486
Email: media.na@fluenceenergy.com

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars in Thousands, except share and per share amounts)

	Unaudited
	March 31, 2025	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$568,622	$448,685
Restricted cash	18,724	46,089
Trade receivables, net	148,964	216,458
Unbilled receivables	112,994	172,115
Receivables from related parties	233,837	362,523
Advances to suppliers	181,189	174,532
Inventory, net	698,277	182,601
Current portion of notes receivable - pledged as collateral	—	30,921
Other current assets	68,714	46,519
Total current assets	2,031,321	1,680,443
Non-current assets:
Property and equipment, net	$19,914	$15,350
Intangible assets, net	59,428	60,002
Goodwill	26,603	27,482
Deferred income tax asset	7,621	8,880
Other non-current assets	128,259	110,031
Total non-current assets	241,825	221,745
Total assets	$2,273,146	$1,902,188
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$232,932	$436,744
Deferred revenue	648,090	274,499
Deferred revenue with related parties	34,774	38,162
Current portion of borrowings against note receivable - pledged as collateral	—	30,360
Personnel related liabilities	25,848	58,584
Accruals and provisions	376,694	338,311
Taxes payable	13,255	57,929
Other current liabilities	13,883	24,246
Total current liabilities	1,345,476	1,258,835
Non-current liabilities:
Deferred income tax liability	$6,860	$7,114
Convertible senior notes, net	389,912	—
Other non-current liabilities	31,835	29,100
Total non-current liabilities	428,607	36,214
Total liabilities	1,774,083	1,295,049
Stockholders’ Equity:
Preferred stock, $0.00001 per share, 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2025 and September 30, 2024	—	—
Class A common stock, $0.00001 par value per share, 1,200,000,000 shares authorized; 131,267,196 shares issued and 130,451,861 shares outstanding as of March 31, 2025; 130,207,845 shares issued and 129,421,797 shares outstanding as of September 30, 2024, respectively	1	1
Class B-1 common stock, $0.00001 par value per share, 134,325,805 shares authorized; 51,499,195 shares issued and outstanding as of March 31, 2025; 134,325,805 shares authorized; 51,499,195 shares issued and outstanding as of September 30, 2024	—	—
Class B-2 common stock, $0.00001 par value per share, 200,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2025 and September 30, 2024	—	—
Treasury stock, at cost	(9,950)	(9,460)
Additional paid-in capital	615,996	634,851
Accumulated other comprehensive income (loss)	6,083	(1,840)
Accumulated deficit	(223,960)	(151,448)
Total stockholders’ equity attributable to Fluence Energy, Inc.	388,170	472,104
Non-Controlling interests	110,893	135,035
Total stockholders’ equity	499,063	607,139
Total liabilities and stockholders’ equity	$2,273,146	$1,902,188

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. Dollars in Thousands, except share and per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Revenue	$264,407	$280,652	$380,606	$528,034
Revenue from related parties	167,211	342,489	237,800	459,063
Total revenue	431,618	623,141	618,406	987,097
Cost of goods and services	389,036	558,961	554,623	886,531
Gross profit	42,582	64,180	63,783	100,566
Operating expenses:
Research and development	22,119	17,427	39,314	32,867
Sales and marketing	21,189	15,792	39,391	26,498
General and administrative	41,412	44,067	78,119	81,795
Depreciation and amortization	2,943	2,482	5,758	4,965
Interest expense (income), net	391	(1,261)	(350)	(3,254)
Other (income) expense, net	(1,547)	215	4,204	(972)
Loss before income taxes	(43,925)	(14,542)	(102,653)	(41,333)
Income tax benefit	(1,993)	(1,666)	(3,708)	(2,901)
Net loss	$(41,932)	$(12,876)	$(98,945)	(38,432)
Net loss attributable to non-controlling interest	$(10,886)	$(3,707)	$(26,433)	(12,520)
Net loss attributable to Fluence Energy, Inc.	$(31,046)	$(9,169)	$(72,512)	$(25,912)

Weighted average number of Class A common shares outstanding:
Basic	129,985,932	126,843,301	129,731,535	123,962,636
Diluted	129,985,932	126,843,301	129,731,535	123,962,636
Loss per share of Class A common stock:
Basic	$(0.24)	$(0.07)	$(0.56)	$(0.21)
Diluted	$(0.24)	$(0.07)	$(0.56)	$(0.21)

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(U.S. Dollars in Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net loss	$(41,932)	$(12,876)	$(98,945)	$(38,432)

Gain (loss) on foreign currency translation, net of tax	8,674	(3,132)	3,363	(1,328)
(Loss) gain on cash flow hedges, net of tax	(494)	1,529	7,699	1,360
Total other comprehensive income (loss)	8,180	(1,603)	11,062	32
Total comprehensive loss	$(33,752)	$(14,479)	$(87,883)	$(38,400)
Comprehensive loss attributable to non-controlling interest	$(8,567)	$(4,170)	$(23,294)	$(12,527)
Total comprehensive loss attributable to Fluence Energy, Inc.	$(25,185)	$(10,309)	$(64,589)	$(25,873)

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(U.S. Dollars in Thousands)

	Six Months Ended March 31,
	2025	2024
Operating activities
Net loss	$(98,945)	$(38,432)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	10,674	5,971
Amortization of debt issuance costs	1,944	1,037
Inventory provision	(474)	13,970
Stock-based compensation	9,092	12,266
Deferred income taxes	445	295
Changes in operating assets and liabilities:
Trade receivables, net	61,910	9,753
Unbilled receivables	56,559	59,869
Receivables from related parties	128,670	1,941
Advances to suppliers	(9,320)	(36,504)
Inventory	(520,237)	(96,382)
Other current assets	3,150	(47,890)
Other non-current assets	(22,662)	14,337
Accounts payable	(202,860)	182,569
Deferred revenue with related parties	(3,376)	(63,607)
Deferred revenue	383,120	114,568
Accruals and provisions	40,728	(11,449)
Taxes payable	(38,916)	(9,646)
Other current liabilities	(64,337)	4,942
Other non-current liabilities	7,419	(27,360)
Net cash (used in) provided by operating activities	(257,416)	90,248
Investing activities
Capital expenditures on software	(6,298)	(5,018)
Purchase of property and equipment	(6,462)	(2,473)
Net cash used in investing activities	(12,760)	(7,491)
Financing activities
Class A common stock withheld related to settlement of employee taxes for stock-based compensation awards	(490)	(88)
Proceeds from issuance of 2030 Convertible Senior Notes	400,000	—
Purchases of Capped Calls related to 2030 Convertible Senior Notes	(29,000)	—
Payment for debt issuance costs on 2030 Convertible Senior Notes	(10,622)	—
Payment for debt issuance costs on revolving facilities	(980)	(4,299)
Payments for acquisitions	—	(3,892)
Proceeds from exercise of stock options	1,240	1,648
Distribution to AES Grid Stability	(1,035)	—
Net cash provided by (used in) financing activities	359,113	(6,631)
Effect of exchange rate changes on cash and cash equivalents	2,372	2,625
Net increase in cash, cash equivalents, and restricted cash	91,309	78,751
Cash, cash equivalents, and restricted cash as of the beginning of the period	518,706	462,731
Cash, cash equivalents, and restricted cash as of the end of the period	$610,015	$541,482
Supplemental Cash Flows Information

Interest paid	$2,070	$1,098
Cash paid for income taxes	$10,997	$1,309

Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation. Accounts payable with related parties of $3.9 million, Accruals with related parties of $5.1 million, and Other current liabilities with related parties of $3.3 million as of March 31, 2024, were reclassified from “Deferred revenue and payables with related parties” to “Accounts payable,” “Accruals and provisions,” and “Other current liabilities,” respectively, on the condensed consolidated balance sheet (which is not presented in this Report). The reclassification had no impact on the “total current liabilities” for any period presented. Corresponding reclassifications were also reflected on the condensed consolidated statement of cash flows for the six months ended March 31, 2024. The reclassifications had no impact on cash provided by operations for the period presented.

FLUENCE ENERGY, INC.
KEY OPERATING METRICS (UNAUDITED)
The following tables present our key operating metrics as of March 31, 2025 and September 30, 2024. The tables below present the metrics in either Gigawatts (GW) or Gigawatt hours (GWh). Our key operating metrics focus on project milestones to measure our performance and designate each project as either “deployed”, “assets under management”, “contracted backlog”, or “pipeline”.

	March 31, 2025	September 30, 2024	Change	Change %
Energy Storage Products and Solutions
Deployed (GW)	6.2	5.0	1.2	24%
Deployed (GWh)	16.5	12.8	3.7	29%
Contracted Backlog (GW)	7.5	7.5	—	—%
Pipeline (GW)	32.3	25.8	6.5	25%
Pipeline (GWh)	100.5	80.5	20.0	25%

(amounts in GW)	March 31, 2025	September 30, 2024	Change	Change %
Services
Assets under Management	5.3	4.3	1.0	23%
Contracted Backlog	3.6	4.1	(0.5)	(12%)
Pipeline	25.9	25.6	0.3	1%

(amounts in GW)	March 31, 2025	September 30, 2024	Change	Change %
Digital
Assets under Management	19.9	18.3	1.6	9%
Contracted Backlog	13.4	10.6	2.8	26%
Pipeline	57.9	64.5	(6.6)	(10%)
The following table presents our order intake for the three and six months ended March 31, 2025 and 2024. The table is presented in Gigawatts (GW):

(amounts in GW)	Three Months Ended March 31,				Six Months Ended March 31,
	2025	2024	Change	Change %	2025	2024	Change	Change %
Energy Storage Products and Solutions
Contracted	0.2	0.9	(0.7)	(78)%	1.3	2.1	(0.8)	(38)%
Services
Contracted	0.2	0.5	(0.3)	(60)%	0.6	1.6	(1.0)	(63)%
Digital
Contracted	1.3	3.1	(1.8)	(58)%	4.5	3.5	1.0	29%
Deployed
Deployed represents cumulative energy storage products and solutions that have achieved substantial completion and are not decommissioned. Deployed is monitored by management to measure our performance towards achieving project milestones.
Assets Under Management
Assets under management for service contracts represents our long-term service contracts with customers associated with our completed energy storage system products and solutions. We start providing maintenance, monitoring, or other operational services after the storage product projects are completed. In some cases, services may be commenced for energy storage solutions prior to achievement of substantial completion. This is not limited to energy storage solutions delivered by Fluence. Assets under management for digital software represents contracts signed and active (post go live). Assets under management serves as an indicator of expected revenue from our customers and assists management in forecasting our expected financial performance.
Contracted Backlog
For our energy storage products and solutions contracts, contracted backlog includes signed customer orders or contracts under execution prior to when substantial completion is achieved. For service contracts, contracted backlog includes signed service agreements associated with our storage product projects that have not been completed and the associated service has not started. For digital applications contracts, contracted backlog includes signed agreements where the associated subscription has not started.
We cannot guarantee that our contracted backlog will result in actual revenue in the originally anticipated period or at all. Contracted backlog may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our contracted backlog fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.
Contracted/Order Intake
Contracted, which we use interchangeably with “order intake”, represents new energy storage product and solutions contracts, new service contracts and new digital contracts signed during each period presented. We define “Contracted” as a firm and binding purchase order, letter of award, change order or other signed contract (in each case an “Order”) from the customer that is received and accepted by Fluence. Our order intake is intended to convey the dollar amount and gigawatts (operating measure) contracted in the period presented. We believe that order intake provides useful information to investors and management because the order intake provides visibility into future revenue and enables evaluation of the effectiveness of the Company’s sales activity and the attractiveness of its offerings in the market.
Pipeline
Pipeline represents our uncontracted, potential revenue from energy storage products and solutions, service, and digital software contracts, which have a reasonable likelihood of contract execution within 24 months. Pipeline is an internal management metric that we construct from market information reported by our global sales force. Pipeline is monitored by management to understand the anticipated growth of our Company and our estimated future revenue related to customer contracts for our battery-based energy storage products and solutions, services and digital software.
We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.
Annual Recurring Revenue (ARR)
ARR represents the net annualized contracted value including software subscriptions including initial trial, licensing, long term service agreements, and extended warranty agreements as of the reporting period. ARR excludes one-time fees, revenue share or other revenue that is non-recurring and variable. The Company believes ARR is an important operating metric as it provides visibility to future revenue. It is important to management to increase this visibility as we continue to expand. ARR is not a forecast of future revenue and should be viewed independently of revenue and deferred revenue as ARR is an operating metric and is not intended to replace these items.

FLUENCE ENERGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)

The following tables present non-GAAP measures for the periods indicated.

($ in thousands)	Three Months Ended March 31,		Change	Change %	Six Months Ended March 31,		Change	Change %
	2025	2024			2025	2024
Net loss	$(41,932)	$(12,876)	$(29,056)	(226)%	$(98,945)	$(38,432)	$(60,513)	(157)%
Add:
Interest expense (income), net	391	(1,261)	1,652	131%	(350)	(3,254)	2,904	(89)%
Income tax benefit	(1,993)	(1,666)	(327)	20%	(3,708)	(2,901)	(807)	28%
Depreciation and amortization	6,189	3,088	3,101	100%	10,674	5,971	4,703	79%
Stock-based compensation(a)	3,834	6,636	(2,802)	(42)%	9,142	12,266	(3,124)	(25)%
Other non-recurring expenses(b)	3,100	—	3,100	100%	3,100	1,984	1,116	56%
Adjusted EBITDA	$(30,411)	$(6,079)	$(24,332)	(400)%	$(80,087)	$(24,366)	$(55,721)	(229)%
(a) Includes incentive awards that will be settled in shares and incentive awards that will be settled in cash.
(b) Amount for the three and six months ended March 31, 2025 includes $3.1 million in severance costs related to restructuring. Amount for the six months ended March 31, 2024 includes approximately $1.2 million of costs related to the termination of the Revolving Credit Agreement and $0.8 million in costs related to the secondary offering completed in December 2023.

($ in thousands)	Three Months Ended March 31,		Change	Change %	Six Months Ended March 31,		Change	Change %
	2025	2024			2025	2024
Total revenue	$431,618	$623,141	$(191,523)	(31)%	$618,406	$987,097	$(368,691)	(37)%
Cost of goods and services	389,036	558,961	(169,925)	(30)%	554,623	886,531	(331,908)	(37)%
Gross profit	42,582	64,180	(21,598)	(34)%	63,783	100,566	(36,783)	(37)%
Gross profit margin %	9.9%	10.3%			10.3%	10.2%
Add:
Stock-based compensation(a)	635	1,121	(486)	(43)%	1,518	2,380	(862)	(36)%
Amortization(b)	1,385	606	779	129%	2,654	1,006	1,648	164%
Other non-recurring expenses (c)	299	—	299	100%	299	—	299	100%
Adjusted Gross Profit	$44,901	$65,907	$(21,006)	(32)%	$68,254	$103,952	$(35,698)	(34)%
Adjusted Gross Profit Margin %	10.4%	10.6%			11.0%	10.5%
(a) Includes incentive awards that will be settled in shares and incentive awards that will be settled in cash.
(b) Amount primarily relates to amortization of capitalized software included in cost of goods and services.
(c) Amount relates to severance costs related to restructuring.

($ in thousands)	Six Months Ended March 31,		Change	Change %
	2025	2024
Net cash (used in) provided by operating activities	$(257,416)	$90,248	$(347,664)	(385)%
Less: Purchase of property and equipment	(6,462)	(2,473)	(3,989)	161%
Free Cash Flow	$(263,878)	$87,775	$(351,653)	(401)%